Exhibit 4.21

Dated 26 November 2009

THE COMMISSIONERS OF HER MAJESTY’S TREASURY

and

THE COMMISSIONERS FOR HER MAJESTY’S REVENUE AND CUSTOMS

and

THE ROYAL BANK OF SCOTLAND PLC

and

THE ROYAL BANK OF SCOTLAND GROUP PLC

and

ABN AMRO BANK N.V.

_________________________________________________________

AGREEMENT TO FOREGO TAX RELIEFS
in connection with an Exit Fee payable under an Accession Agreement relating to the UK Asset Protection Scheme

__________________________________________________________

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(GI)

TX093160006

THIS DEED is made as a deed on 26 November 2009

BETWEEN:

(1)	THE COMMISSIONERS OF HER MAJESTY’S TREASURY of 1 Horse Guards Road, London SW1A 2HQ (the “Treasury”);

(2)	THE COMMISSIONERS FOR HER MAJESTY’S REVENUE AND CUSTOMS of 100 Parliament Street, London SW1A 2BQ (the “Commissioners for HMRC”);

(3)
THE ROYAL BANK OF SCOTLAND PLC, a public limited company incorporated in Scotland with registered number SC090312, whose registered office is at 36 St Andrew Square, Edinburgh, Midlothian EH2 2YB (the “Participant”);

(4)
THE ROYAL BANK OF SCOTLAND GROUP PLC, a public limited company incorporated in Scotland with registered number SC045551, whose registered office is at 36 St Andrew Square, Edinburgh, Midlothian EH2 2YB (the “Initial Parent”); and

(5)
ABN AMRO BANK N.V., a public company with limited liability incorporated under the laws of the Netherlands (registered no. 33002587), having its office address at Gustav Mahlerlaan 10 (1082 PP), Amsterdam, the Netherlands (“ABN Amro”).

WHEREAS:

(A)
On 19th January 2009, Her Majesty’s Government of the United Kingdom announced its intention to offer the Asset Protection Scheme (the “Scheme”) to protect certain eligible financial institutions against exceptional credit losses on certain portfolios of assets and exposures.

(B)	On 26th February 2009, the Treasury announced the proposed implementation, and issued a statement summarising the proposed terms, of the Scheme.

(C)
On 26th February 2009, the Initial Parent announced its intention to participate in the Scheme and entered into discussions with the Treasury regarding the terms of the Scheme and the accession of the Participant to it.

(D)
The Participant, the Initial Parent and the Treasury have entered into an Accession Agreement on or about the date of this Deed relating to the Participant’s participation in the Scheme (the “Accession Agreement”).

(E)
Condition 4.38 contemplates that the Participant may request the termination of its participation in the Scheme.  Clause 16 of the Accession Agreement provides for the payment of the Exit Fee in connection with any such termination.

(F)
The Accession Agreement contemplates that this Deed will provide for the matters described herein, and the Participant’s participation in the Scheme is conditional upon, inter alia, the execution of this Deed.

(G)
The Participant’s participation in the Scheme on the terms described in, inter alia, the Accession Agreement, the Conditions and this Deed is an arrangement of the kind described in sub-section (2) of Section 25 of the Finance Act 2009.  The Treasury has designated or intends to designate such arrangement under sub-section (1) of Section 25 of the Finance Act 2009.

IT IS AGREED as follows:

PART 1 – DEFINITIONS AND INTERPRETATION

1.
In this Deed (or, in any case where it is provided that a definition is to apply only for the purposes of certain provisions of this Deed, in those provisions), the following expressions shall have the following meanings (and cognate expressions shall be construed accordingly), unless otherwise provided in this Deed:

“ABN Acquisition Date” means 17th October 2007;

“Accountants” has the meaning given to it in Clause 11;

“Accounting Period” means, in relation to any RBS Company, any “accounting period” (as defined in Section 12 of ICTA 1988 or Chapter 2 of Part 2 of CTA 2009, as appropriate) of such RBS Company;

“APS Fee Tax Assets Agreement” means the “Agreement to Forego Tax Assets in connection with an Accession Agreement relating to the UK Asset Protection Scheme” entered into by HM Treasury, the Commissioners for HMRC, RBS, the Company and ABN Amro dated on or about the date of this Deed;

“arrangement” includes any agreement, understanding, scheme, action, transaction or series of actions or transactions, in each case whether or not legally enforceable (and, without limitation, includes the making of any claim, election or notice for the purposes of any of the relevant enactments);

“Contingent Capital Fee Tax Assets Agreement” means the “Agreement to Forego Tax Assets in connection with an Acquisition and Contingent Capital Agreement” entered into by the Treasury, the Commissioners for HMRC, the Participant, the Initial Parent and ABN Amro dated on or about the date of this Deed;

“CTA 2009” means the Corporation Tax Act 2009;

“Disclosure Consent” has the meaning given to it in Clause 37;

“Disclosure Consent Notice” means a notice in the form set out in Schedule 1;

“Effective Time” means the later of:

(a)	the earliest time at which, but for the effect of Clause 25, all of the conditions specified in Clause 16.2 of the Accession Agreement would be satisfied; and

(b)	the end of the Tax Assets Determination Date,

or such other time as the Treasury and the Participant agree in writing shall be the “Effective Time” for the purposes of this Deed;

“Exit Fee” has the meaning given to it in the Accession Agreement;

“financial year” has the meaning given to it in the Interpretation Act 1978;

“HMRC” means the Commissioners and officers of Her Majesty’s Revenue and Customs as referred to in Section 4 of the Commissioners for Revenue and Customs Act 2005;

“ICTA 1988” means the Income and Corporation Taxes Act 1988;

“Lower Verified Amount” has the meaning given to it in Clause 16;

“Participation Agreement” means an agreement in the form set out in Schedule 2;

“Qualifying Tax Asset” has the meaning given to it in Clause 6;

“RBS Companies” means the Participant and its Group Members from time to time (including, for the avoidance of doubt, since the ABN Acquisition Date, ABN Amro and its Subsidiary Undertakings from time to time);

“Reference Date” means the date on which the Termination Proposal Notice is served in accordance with Clause 16 of the Accession Agreement;

“Relevant HMRC Information” has the meaning given to it in Clause 38;

“Relevant Company” has the meaning given to it in Clause 6;

“Relevant RBS Information” has the meaning given to it in Clause 29;

“Relevant Tax Asset” has the meaning given to it in Clause 6;

“Tax Asset” means any of the following which would (but for this Deed) be taken into account for United Kingdom corporation tax purposes:

(a)
any trading loss available to be set off under Sections 393 or 393A of ICTA 1988, any Schedule A loss, any UK property business loss, any loss incurred in an overseas property business, any Schedule D Case VI loss, any loss to which Section 396 of ICTA 1988 applies, any non-trading deficit on loan relationships, any non-trading loss on intangible fixed assets, any expense of management and any allowable loss for the purposes of corporation tax on chargeable gains (and includes, for the avoidance of doubt, any part of any of the foregoing); and

(b)	any other loss, allowance, credit, deduction or other Tax benefit which the Treasury and the Participant agree in writing may be treated as a “Tax Asset” for the purposes of this Deed; and

“Tax Assets Determination Date” means the date falling 10 Business Days before the Proposed Termination Date.

2.	Any word or expression defined in Section 25 of the Finance Act 2009 shall have the same meaning in this Deed.

3.
Unless otherwise provided in this Deed, any word or expression defined in the Accession Agreement (but excluding any word or expression defined only for the purposes of specific Clauses or sub-Clauses of the Accession Agreement), shall have the same meaning in this Deed.  Unless otherwise provided in this Deed, any word or expression defined in the Conditions shall have the same meaning in this Deed.

4.
Unless otherwise provided in this Deed, Condition 57 (Interpretation) shall apply, with any necessary modifications, in relation to this Deed.  Without limitation of the foregoing, any headings and sub-headings in this Deed are included for ease of reference only and shall not affect the interpretation of this Deed.

5.	The Conditions are deemed to form part of this Deed.

PART 2 – CONDITIONS FOR RELEVANT TAX ASSET TO BE A QUALIFYING TAX ASSET

Qualifying Tax Assets

6.	Subject to the provisions of this Deed, a Tax Asset shall be a “Qualifying Tax Asset” for the purposes of this Deed if (and only if):

(a)
a “Tax Asset Notice” is deemed under the Accession Agreement to have been served for the purposes of this Deed, in consequence of the service of a Termination Proposal Notice under the Accession Agreement.  In such a case (subject to Clauses 7, 8 and 9):

(i)	the “Relevant Company” means, for the purposes of this Deed, the “Tax Asset Company” referred to in paragraph 3(b) of such Termination Proposal Notice; and

(ii)	the “Relevant Tax Asset” means, for the purposes of this Deed, the Tax Asset specified in paragraph 3(b) of such Termination Proposal Notice;

(b)	the relevant Termination Proposal Notice is served in accordance with Clause 16.1 of the Accession Agreement at least 60 Business Days before the

Proposed Termination Date (unless the Treasury and the Participant agree in writing that any shorter period of notice is acceptable for the purposes of this sub-Clause (b));

(c)	the Relevant Company is, on the Tax Assets Determination Date, an RBS Company;

(d)	the Relevant Company has been, at all times from (and including) the beginning of the Accounting Period in which the Relevant Tax Asset arose to (and excluding) the Tax Assets Determination Date:

(i)	an RBS Company; or

(ii)	in relation to any period of time falling before the ABN Acquisition Date, ABN Amro or a Subsidiary Undertaking of ABN Amro;

(e)	the Relevant Tax Asset arose in the Relevant Company in respect of an Accounting Period ending on or before the Reference Date;

(f)
the Relevant Tax Asset has not been set off or otherwise utilised (whether by carry forward, carry back, carry across, surrender under Chapter 4 of Part 10 of ICTA 1988 or otherwise) in any Accounting Period (or part thereof) beginning on or before the Tax Assets Determination Date;

(g)	the Relevant Tax Asset has been verified by the Accountants in accordance with Clauses 11 to 14 (inclusive);

(h)	the Relevant Tax Asset has been verified by HMRC in accordance with Clauses 15 to 18 (inclusive);

(i)	the use of the Relevant Tax Asset has been approved by the Treasury in accordance with Clause 19;

(j)	the Relevant Company has, on or before the Reference Date, given a Disclosure Consent to HMRC pursuant to Clause 33, 34, 35 or 36;

(k)
if the Relevant Company is not otherwise a party to this Deed as at the Tax Assets Determination Date, the Relevant Company has, on or before the Tax Assets Determination Date, agreed to be bound by this Deed in accordance with Clause 45;

(l)	the Relevant Tax Asset has not been treated as a Qualifying Tax Asset in consequence of any other application of this Deed;

(m)	the Relevant Tax Asset has not been treated as a “Qualifying Tax Asset” for the purposes of the APS Fee Tax Assets Agreement or the Contingent Capital Fee Tax Assets Agreement; and

(n)	but for the effect of Clause 25, all of the conditions specified in Clause 16.2 of the Accession Agreement would be satisfied before 11.59 pm (London time) on the Proposed Termination Date,

unless, in the case of any of the conditions set out in sub-Clauses (c) to (g) above, the Treasury has agreed in writing with the Participant, on or before the Tax Assets Determination Date, that such condition shall not apply in relation to the Relevant Tax Asset.

Multiple Relevant Tax Assets

7.
If more than one Tax Asset is described in paragraph 3(b) of the Termination Proposal Notice, any reference in this Deed to “the Relevant Tax Asset” shall be construed as a reference to each such Tax Asset (and any reference in this Deed to “the Relevant Company” shall be construed as a reference to the “Tax Asset Company” referred to in paragraph 3(b) of the Termination Proposal Notice in relation to such Tax Asset).

Substitute or additional Relevant Tax Assets

8.
Subject to Clause 9, if, at any time falling after the Reference Date and before the Tax Assets Determination Date, the Treasury and the Participant agree in writing that paragraph 3(b) of the Termination Proposal Notice is to be treated as having specified any Tax Asset (the “Additional Tax Asset”) in substitution for, or in addition to, any Tax Asset which is in fact specified in paragraph 3(b) of the Termination Proposal Notice:

(a)
the Termination Proposal Notice shall be deemed for the purposes of this Deed to have so specified the Additional Tax Asset (in substitution for, or in addition to, any Tax Asset which is in fact specified in paragraph 3(b) of the Termination Proposal Notice, as the case may be); and

(b)
any reference in sub-Clause (j) of Clause 6 to the Reference Date shall be deemed to be, in relation to the Additional Tax Asset, a reference to the date on which such agreement is made (or such other date as may be agreed in writing by the Treasury and the Participant for such purposes).

9.
Clause 8 shall not apply in any case where the relevant agreement between the Treasury and the Participant is made on or after the date falling 30 Business Days before the Tax Assets Determination Date unless HMRC is also a party to such agreement.

Accounting Period in which Tax Asset arises

10.
Any Tax Asset which arises or (but for this Deed) would have arisen to the Relevant Company for the purposes of any of the relevant enactments shall be treated for the purposes of this Deed as arising (and as arising only) in the Accounting Period of the Relevant Company in which it is treated as first arising or is first brought into account for the purposes of the relevant enactments (unless the Relevant Company, the Participant, the Treasury and HMRC agree otherwise in writing in relation to any Tax Asset, in which case such Tax Asset shall be treated for the purposes of this Deed as arising in the Accounting Period of the Relevant Company so agreed).

Verification by the Accountants

11.	Any reference in this Deed to the “Accountants” means any firm of chartered accountants (which may be, for the avoidance of doubt, the auditors of the Initial Parent):

(a)
which is appointed by the Participant for the purposes of providing the certification referred to in Clause 12 in respect of the Relevant Tax Asset and making any related inquiries contemplated by Clause 12; and

(b)	whose appointment for such purposes has been approved by the Treasury, in advance of such appointment, by notice served on the Participant by the Treasury.

12.
The Relevant Tax Asset shall be treated for the purposes of this Deed as having been verified by the Accountants if (and only if) the Accountants certify to the Treasury (in terms reasonably satisfactory to the Treasury), on or before the Tax Assets Determination Date, that they are satisfied, having made due inquiry into the relevant facts and circumstances, that if the consolidated annual report and accounts of the Initial Parent for the accounting period ending on the last accounting reference date falling on or before the Reference Date had been audited by the Accountants and had been published on the Reference Date (or, in a case where such annual reports are required by Applicable Law to be published on a date falling before the Reference Date, such date), the Relevant Tax Asset (for the avoidance of doubt, in an amount not less than that specified in paragraph 3(b) of the Termination Proposal Notice) would have been treated as available to the Relevant Company for use in one or more subsequent accounting period(s) in the calculation of any provision, reserve, allowance or asset in respect of Tax (including deferred Tax) which would have been shown in the audited consolidated balance sheet set out in such annual report and accounts.

13.
For the avoidance of doubt, the Accountants may, in making any due inquiry into the relevant facts and circumstances for the purposes of Clause 12, take into account any audited consolidated annual report and accounts of the Initial Parent for the accounting period referred to in Clause 12 which have in fact been published on or before the Reference Date and any related working papers made available to them.

14.
The Participant shall pay and bear, and shall indemnify the Treasury against, any fees, costs and expenses incurred in connection with the appointment of the Accountants and the exercise and performance of their rights and responsibilities contemplated in this Deed.

Verification by HMRC

15.	The Relevant Tax Asset shall be treated for the purposes of this Deed as having been verified by HMRC if (and only if):

(a)	either:

(i)
if the corporation tax return of the Relevant Company for the Accounting Period in which the Relevant Tax Asset arose has become final and incapable of amendment on or before the Reference Date, the Relevant Tax Asset (for the avoidance of doubt, in an amount not less than that specified in paragraph 3(b) of the Termination Proposal Notice) was shown in such corporation tax return as being available to the Relevant Company and HMRC has notified the Treasury, on or before the Tax Assets Determination Date, that the foregoing is the case; or

(ii)
HMRC has notified the Treasury, on or before the Tax Assets Determination Date, that it is satisfied that the Relevant Tax Asset (for the avoidance of doubt, in an amount not less than that specified in paragraph 3(b) of the Termination Proposal Notice) was available to the Relevant Company in the Accounting Period in which the Relevant Tax Asset arose; and

(b)	HMRC has notified the Treasury, on or before the Tax Assets Determination Date, that it is satisfied that:

(i)
the Relevant Tax Asset has not, to any extent, been set off or otherwise utilised (whether by carry forward, carry back, carry across, surrender under Chapter 4 of Part 10 of ICTA 1988 or otherwise) in any Accounting Period; and

(ii)
no claim, election or notice has been made by or on behalf of the Relevant Company or any other RBS Company, and there are no other facts or circumstances known to HMRC, as a result of which the Relevant Tax Asset may, to any extent, be set off or otherwise utilised (whether by carry forward, carry back, carry across, surrender under Chapter 4 of Part 10 of ICTA 1988 or otherwise) in any Accounting Period beginning before the Proposed Termination Date.

16.	If:

(a)
HMRC is not satisfied as to the matters described in Clause 15, but HMRC would have been satisfied as to those matters if the amount of the Relevant Tax Asset specified in paragraph 3(b) of the Termination Proposal Notice had been an amount (the “Lower Verified Amount”) which is less than the amount in fact so specified;

(b)	HMRC notifies the Treasury of the foregoing (including, for the avoidance of doubt, the Lower Verified Amount) on or before the relevant Tax Assets Determination Date; and

(c)	the Treasury agrees in writing with the Participant on or before the relevant Tax Assets Determination Date that this Clause 16 is to have effect,

then:

(i)
the Termination Proposal Notice shall be deemed for the purposes of this Deed to have specified the Lower Verified Amount as being the amount of the Relevant Tax Asset (in place of the amount which is in fact so specified in paragraph 3(b) of the Termination Proposal Notice); and

(ii)	the Relevant Tax Asset shall be treated for the purposes of this Deed as having been verified by HMRC in an amount equal to the Lower Verified Amount.

17.	HMRC shall use reasonable endeavours to notify the Treasury, on or before the Tax Assets Determination Date, whether or not the conditions referred to in Clause 15 are satisfied.

18.
For the avoidance of doubt, HMRC shall not be treated as having failed to comply with, or to provide any notification contemplated in, Clause 15, 16 or 17 in any case where HMRC is unable to provide any notification contemplated in Clause 15, 16 or 17 in consequence of any breach by the Participant, the Relevant Company or any other RBS Company of any of Clauses 27 to 39 (inclusive) or in any other case where HMRC is unable to provide any such notification because any relevant information is not available to HMRC when required.

Approval by the Treasury

19.
The use of the Relevant Tax Asset shall be treated for the purposes of this Deed as having been approved by the Treasury if (and only if) the Treasury notifies the Participant, on or before the Tax Assets Determination Date, that it consents to the use of the Relevant Tax Asset for the purposes of this Deed.

Notification by the Treasury to the Participant

20.
The Treasury shall notify the Participant, on or before the Tax Assets Determination Date, whether in its opinion the conditions set out in Clause 6 are satisfied in relation to the Relevant Tax Asset.

PART 3 – CONSEQUENCES WHERE RELEVANT TAX ASSET IS A QUALIFYING TAX ASSET

Agreement to forego tax reliefs

21.
Each RBS Company shall hereby, at the Effective Time, forego any tax relief and any right to any tax relief (in each case, whenever arising, and for the avoidance of doubt whether arising before or after the Effective Time) if and to the extent that such tax relief, or such right to any tax relief, would not have arisen but for the use or availability of any Qualifying Tax Asset.

Section 25 of the Finance Act 2009

22.
Each of the Participant, the Initial Parent, ABN Amro, each other RBS Company which from time to time enters into a Participation Agreement and the Treasury agree that they intend that Section 25 of the Finance Act 2009 shall apply in relation to this Deed, the Accession Agreement, the Conditions and the matters contemplated therein (such that, for the avoidance of doubt, no tax relief will be given to any person by virtue of any tax relief or right to any tax relief foregone under Clause 21 or anything resulting from or representing any tax relief or right to any tax relief foregone under Clause 21).

23.
Each of the Participant, the Initial Parent, ABN Amro, each other RBS Company which from time to time enters into a Participation Agreement, the Treasury and the Commissioners for HMRC may amend this Deed by written agreement between them from time to time, and each of the Participant, the Initial Parent, ABN Amro, each other RBS Company which from time to time enters into a Participation Agreement and the Treasury agree that they intend that Section 25 of the Finance Act 2009 shall continue to apply in relation to this Deed as so amended.

24.
Each of the Participant, the Initial Parent, ABN Amro and each other RBS Company which from time to time enters into a Participation Agreement shall take any action reasonably required by the Treasury for the purpose of ensuring that Section 25 of the Finance Act 2009 applies in relation to this Deed, the Accession Agreement, the Conditions and the matters contemplated therein (including, without limitation, following any amendment of this Deed from time to time as mentioned in Clause 23).

Amount of Exit Fee to be treated as discharged

25.
If Clause 21 has effect in relation to the Qualifying Tax Asset at the Effective Time, the amount of the Exit Fee shall be deemed for the purposes of the Accession Agreement, at the time falling immediately after the Effective Time, to be discharged by an amount of tax relief foregone equal to the following amount (and, for the avoidance of doubt, if Clause 21 does not have effect in relation to the Relevant Tax Asset at the Effective Date, such amount shall be deemed for the purposes of the Accession Agreement to be nil):

(a)
if the Treasury and the Participant agree in writing on or before the Tax Assets Determination Date that the amount of the Exit Fee is to be treated as discharged by an amount of tax relief foregone equal to a specified amount (which amount may, for the avoidance of doubt, be greater or lesser that the amount referred to in sub-Clause (b)), the amount so specified; or

(b)	in any other case where Clause 21 has effect in relation to the Qualifying Tax Asset, an amount equal to A x B x (1 + (C/(1 – C))) x (1 – D), where:

“A”	means the amount of the Qualifying Tax Asset;

“B”	has the following meaning:

(i)
in any case where the Qualifying Tax Asset falls within sub-Clause (a) of the definition of “Tax Asset” set out in Clause 1, or falls within sub-Clause (b) of the definition of “Tax Asset” set out in Clause 1 and is of such a nature that it is available to be set off or otherwise utilised against income, profits or gains for the purposes of the relevant enactments (assuming that sufficient income, profits or gains are available for such purpose), amount “B” shall equal the rate (expressed as a decimal) of corporation tax for the financial year in which the Tax Assets Determination Date falls (ignoring for these purposes any small companies rate provided for in Section 13 ICTA 1988 and any other rate applicable only to limited classes of company); and

(ii)
in any case where the Qualifying Tax Asset falls within sub-Clause (b) of the definition of “Tax Asset” set out in Clause 1 and is of such a nature (including any credit for foreign taxes under Part 18 ICTA 1988) that it is available to be set off or otherwise utilised against any liability to corporation tax for the purposes of the relevant enactments (assuming that a sufficient liability to corporation tax is available for such purposes), amount “B” shall equal one;

“C”
means the rate (expressed as a decimal) of corporation tax for the financial year in which the Tax Assets Determination Date falls (ignoring for these purposes any small companies rate provided for in Section 13 ICTA 1988 and any other rate applicable only to limited classes of company); and

“D”	means the greater of C and 0.2 (or, if they are equal, 0.2).

Anti-frustration undertaking

26.	If Clause 21 has effect in relation to any Qualifying Tax Asset:

(a)	no RBS Company shall, with effect from the Tax Assets Determination Date, enter into any arrangement, including without limitation:

(i)
any arrangement one of whose (direct or indirect) effects is to avoid or defer any liability to Tax which would otherwise arise under any of the relevant enactments or the accrual, realisation or recognition of any income, profit or gain which would otherwise arise for the purposes of any of the relevant enactments;

(ii)
any arrangement required to be disclosed pursuant to Part 7 of the Finance Act 2004 or any regulations made thereunder, as the same may be amended from time to time (or which would have been required to be so disclosed but for any disclosure by any other person); or

(iii)
any arrangement where one of such RBS Company’s main purposes in being a party to such arrangement is to secure a tax advantage (as defined in Section 840ZA of ICTA 1988) for itself or any other person, where it would be reasonable to assume that one of the main purposes of such arrangement is to reduce the net cost (taking into account the time value of money) to the Participant, the Initial Parent, the Relevant Company, any other RBS Company or the RBS Companies taken together, of the application of Clause 21 in relation to the Qualifying Tax Asset; and

(b)
each of the Participant, the Initial Parent, ABN Amro and each other RBS Company which from time to time enters into a Participation Agreement warrants and represents that, as at the Tax Assets Determination Date, no RBS Company has, on or after 26th February 2009, entered into any such arrangement.

 PART 4 – INFORMATION, CONSULTATION, ADMINISTRATION ETC.

Provision of information by RBS Companies to the Treasury or the Accountants

27.
Each RBS Company shall provide to the Treasury any Relevant RBS Information requested by the Treasury.  Such information shall be provided promptly, and in any event within 15 Business Days after the Treasury requests such Relevant RBS Information from the Participant or such RBS Company.

28.
Each RBS Company shall provide to the Accountants any Relevant RBS Information requested by the Accountants.  Such information shall be provided promptly, and in any event within 15 Business Days after the Accountants request such Relevant RBS Information from the Participant or such RBS Company.

29.	For the purposes of this Deed, “Relevant RBS Information” means any information:

(a)	reasonably requested by the Treasury for the purpose of:

(i)	determining whether any condition mentioned in Clause 6 is satisfied in relation to the Relevant Tax Asset;

(ii)	determining any amount under Clause 25 in respect of any Qualifying Tax Asset; and/or

(iii)	determining whether any RBS Company has breached, or will or may breach, any obligation which is stated in this Deed to be undertaken by or to relate to such RBS Company; or

(b)	reasonably requested by the Accountants for the purposes of providing the certification referred to in Clause 12 and making any related inquiries contemplated by Clause 12.

30.
Any Relevant RBS Information provided by any RBS Company to the Treasury pursuant to Clause 27 (including any such information which the Treasury or any of its Representatives prepares and which contains or reflects or is generated from such information) shall be treated as “Participant Confidential Information” for the purposes of the Conditions, except to the extent that it is Excluded Information (as defined in the Conditions).

Provision of information by RBS Companies to HMRC

31.
Each RBS Company shall provide to HMRC any information reasonably requested by HMRC for the purposes of determining whether any notification referred to in Clauses 15 to 17 (inclusive) is to be provided (or the terms in which it is to be provided) or making any inquiries for such purposes.  Such information shall be provided promptly, and in any event within 15 Business Days after HMRC requests such information from the Participant or such RBS Company.

32.
HMRC acknowledges that Section 18 of the Commissioners for Revenue and Customs Act 2005 shall apply in relation to any information provided by any RBS Company to HMRC pursuant to Clause 31 (but, for the avoidance of doubt, Section 18(1) of that Act shall not apply where any Disclosure Consent has been provided by such RBS Company as referred to in Clauses 33 to 36 (inclusive), to the extent provided in such Disclosure Consent).

Provision of information by HMRC to the Treasury

33.	Each of the Participant, the Initial Parent and ABN Amro hereby gives a Disclosure Consent to HMRC.

34.
Each of the Participant and the Initial Parent shall use its best endeavours to procure that each RBS Company shall promptly following any reasonable request by the Treasury give a Disclosure Consent to HMRC by serving a Disclosure Consent Notice on HMRC.

35.
ABN Amro shall use its best endeavours to procure that each RBS Company which is a Group Undertaking of ABN Amro shall promptly following any reasonable request by the Treasury give a Disclosure Consent to HMRC by serving a Disclosure Consent Notice on HMRC.

36.	Any RBS Company may, at its discretion at any time, give a Disclosure Consent to HMRC by serving a Disclosure Consent Notice on HMRC.

37.
For the purposes of this Deed, a “Disclosure Consent” means a consent (including, but without limitation, for the purposes of Section 18(2)(h) of the Commissioners for Revenue and Customs Act 2005) to the disclosure of all Relevant HMRC Information by HMRC to the Treasury.

38.	For the purposes of this Deed, “Relevant HMRC Information” means all information if and to the extent that:

(a)	such information is set out in any notification provided by HMRC to the Treasury pursuant to any of Clauses 15 to 17 (inclusive) or is reasonably requested by the Treasury for the purpose of:

(i)	determining whether any condition mentioned in Clause 6 is satisfied in relation to any Relevant Tax Asset;

(ii)	determining any amount as contemplated in Clause 25 in respect of any Qualifying Tax Asset; and/or

(iii)	determining whether any RBS Company has breached, or will or may breach, any obligation which is stated in this Deed to be undertaken by or to relate to such RBS Company;

(b)	such information is held by or on behalf of HMRC from time to time and either:

(i)	HMRC has received such information from any RBS Company (or any person acting on behalf of or at the request or direction of any RBS Company); or

(ii)	such information contains, reflects or is generated from information of the kind referred to in sub-Clause (b)(i) above;

(c)	such information does not relate specifically to the tax affairs of any identifiable individual; and

(d)
the disclosure of such information by HMRC to the Treasury does not require the consent of any third party (not including, for the avoidance of doubt, any RBS Company or any agent or adviser of any RBS Company).

39.
Any Relevant HMRC Information provided by HMRC to the Treasury pursuant to Clause 33 to 36 (inclusive) (including any such information which the Treasury or any of its Representatives prepares and which contains or reflects or is generated from such information) shall be treated as “Participant Confidential Information” for the purposes of the Conditions, except to the extent that it is Excluded Information (as defined in the Conditions).

Consultation with the Treasury and HMRC

40.	If the Participant at any time:

(a)
provides the Treasury and HMRC with advance notice of any arrangement proposed to be entered into by any RBS Company, including the steps proposed to be taken and a description of the Tax implications of the arrangement for each RBS Company; and

(b)
asks the Treasury and HMRC to consider whether such proposed arrangement would (if entered into) constitute or give rise to a breach of Clause 26 and consults with the Treasury and HMRC in good faith as to the same, the Treasury and HMRC will respond reasonably promptly to such request and will use reasonable endeavours to provide a confirmation of whether in their view such proposed arrangement would (if entered into) constitute or give rise to such a breach.

41.	The Treasury shall be entitled, by serving notice on the Participant, to delegate its rights and/or obligations under Clause 40 to HMRC or to revoke any such delegation.

PART 5 – COMPLIANCE WITH AND ACCESSION TO THIS DEED

Undertaking to comply and procure compliance

42.	Each of the Participant, the Initial Parent and ABN Amro agrees to comply with this Deed.

43.
Each of the Participant and the Initial Parent agrees to use its best endeavours to procure that each RBS Company shall comply with any obligation or requirement which is stated in this Deed to be undertaken by or to relate to any RBS Company.

44.
ABN Amro agrees to use its best endeavours to procure that each RBS Company which is a Subsidiary Undertaking of ABN Amro shall comply with any obligation or requirement which is stated in this Deed to be undertaken by or to relate to any RBS Company.

Accession

45.
Any RBS Company which is not otherwise a party to this Deed may agree to be bound by this Deed by entering into a Participation Agreement with the Treasury and the Commissioners for HMRC, in which case it shall be bound by this Deed with effect from the date on which such Participation Agreement is entered into between such RBS Company, the Treasury and the Commissioners for HMRC.

46.
For the avoidance of doubt, the Relevant Company may enter into such Participation Agreement acting through the agency of the Participant or the Initial Parent (in which case the Participant or the Initial Parent, as the case may be, shall promptly provide such evidence of its authority to act on behalf of the Relevant Company as may reasonably be required by the Treasury or the Commissioners for HMRC).

PART 6 – MISCELLANEOUS

The Treasury’s discretion

47.
For the avoidance of doubt, the Treasury shall be entitled to exercise its absolute discretion in relation to any approval, consent or agreement which this Deed contemplates may be given or made by it (including, without limitation, as contemplated in Clause 6, 8, 10, 11, 16, 19 and/or 25) (provided that, if the Treasury exercises any such discretion in any particular way upon any application of any provision of this Deed and notifies the Participant of such exercise of such discretion, such exercise of such discretion shall be irrevocable unless the Treasury and the Participant agree otherwise in writing and, if any such agreement is made, such agreement shall be irrevocable unless the Treasury and the Participant agree otherwise in writing).

HMRC’s powers and discretions

48.
Nothing in this Deed shall limit, prejudice or restrict any right, power, function or discretion of the Commissioners for HMRC or HMRC arising under Applicable Law (including, for the avoidance of doubt, the Commissioners for Revenue and Customs Act 2005) or any exercise thereof.

Group reorganisations etc. affecting the Initial Parent

49.
If at any time the Initial Parent ceases to be the Parent Undertaking of the Participant, the Treasury shall have the right to require (by notice served on the Participant) that the references in this Deed, or any specified references in this Deed, to the Initial Parent shall, with effect from any date reasonably specified by the Treasury in such notice, be taken instead to refer to such other Group Undertaking or Group Undertakings of the Participant as the Treasury may reasonably specify in such notice.

Costs and expenses

50.
For the avoidance of doubt, neither the Treasury nor HMRC shall be liable to indemnify or reimburse any RBS Company in respect of any costs or expenses incurred in complying with, or exercising any rights under, this Deed.

Scheme Documents

51.
The Treasury and the Participant hereby agree and designate that this Deed is a Scheme Document for the purposes of the Conditions, and that any Participation Agreement entered into in connection with this Deed shall be a Scheme Document for the purposes of the Conditions.

Application of Tax Conditions

52.
Without prejudice to the application of Conditions 38.1 to 38.6 (inclusive) and Condition 41.6 regardless of this Clause 52, those Conditions shall also apply in relation to this Deed, with any necessary modifications, as they would apply if any reference therein to the Participant were a reference to each of the Participant, the Initial Parent, ABN Amro and any RBS Company which from time to time enters into a Participation Agreement (as applicable).

Termination

53.
This Deed shall not have any effect in relation to any period of time falling after the later of the 20th (twentieth) anniversary of the Accession Date and the second anniversary of any termination of the Participant’s participation in the Scheme pursuant to Condition 4.38 and Clause 16 of the Accession Agreement (but, for the avoidance of doubt, without prejudice to its application in relation to any earlier period or periods of time).

54.
For the avoidance of doubt, nothing in this Deed shall be prejudiced or restricted by any termination of the Participant’s participation in the Scheme or by any termination or amendment of any provision of the Accession Agreement, the APS Fee Tax Assets Agreement or the Contingent Capital Fee Tax Assets Agreement.

Notices

55.
Condition 51 (Notices) shall apply in relation to this Deed and any Participation Agreement entered into in connection with this Deed, but on the basis described in Clauses 56, 57 and 58 and with any other necessary modifications.

56.	Subject to Condition 51.5, the address and attention details for ABN Amro referred to in Condition 51.3 are as follows:

Address:	ABN AMRO Bank N.V.
Head Office
Gustav Mahlerlaan 10

1082 PP Amsterdam
The Netherlands

Email address:	gwendolyn.van.tunen@nl.abnamro.com

Attention:	Gwendolyn van Tunen

57.	Subject to Condition 51.5, the address and attention details for the Commissioners for HMRC referred to in Condition 51.3 are as follows:

Address:	Her Majesty’s Revenue and Customs
100 Parliament Street
London
SW1A 2BQ

Email address:	Aidan.Reilly@hmrc.gsi.gov.uk

Attention:	Aidan Reilly

58.
Subject to Condition 51.5, the address and attention details referred to in Condition 51.3 for any RBS Company which enters into a Participation Agreement shall be as specified in such Participation Agreement.

Counterparts

59.
This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Deed, but all the counterparts together shall constitute one and the same instrument.

Schedule 1

(Form of Disclosure Consent Notice)

[Note:    This notice is to be served on the Commissioners for HMRC and the Treasury by the relevant RBS Company.]

[Note:    Insert date]

 Dear Sirs,

Agreement to Forego Tax Assets in connection with an Exit Fee payable under an Accession Agreement relating to the UK Asset Protection Scheme

Disclosure Consent Notice

We refer to the “Agreement to Forego Tax Assets in connection with an Exit Fee payable under an Accession Agreement relating to the UK Asset Protection Scheme” entered into by The Commissioners of Her Majesty’s Treasury, The Commissioners for Her Majesty’s Revenue and Customs, The Royal Bank of Scotland PLC, The Royal Bank of Scotland Group PLC and ABN Amro Bank N.V. on 24 November 2009 (the “Tax Assets Agreement”).

Any word or expression defined in the Tax Assets Agreement shall have the same meaning below in this notice.

We hereby consent (including, but without limitation, for the purposes of Section 18(2)(h) of the Commissioners for Revenue and Customs Act 2005) to the disclosure of all Relevant HMRC Information by HMRC to the Treasury.

Yours faithfully,

[Note:    To be validly executed by the relevant RBS Company]

Schedule 2

(Form of Participation Agreement)

This Deed is entered into as a deed on [        ] [Note: Insert date]

Between:

(1)	The Commissioners of Her Majesty’s Treasury of 1 Horse Guards Road, London SW1A 2HQ (the “Treasury”);

(2)	The Commissioners for Her Majesty’s Revenue and Customs of 100 Parliament Street, London SW1A 2BQ (the “Commissioners for HMRC”); and

(3)	[ ], a [ ] incorporated in [ ] with registered number [ ], whose registered office is at [ ] (the “Participating Company”). [Note: Insert name and details of the Relevant Company]

It is agreed:

1.
In this Deed, any reference to the “Tax Assets Agreement” means the “Agreement to Forego Tax Assets in connection with an Exit Fee payable under an Accession Agreement relating to the UK Asset Protection Scheme” entered into by the Treasury, the Commissioners for HMRC, The Royal Bank of Scotland PLC, The Royal Bank of Scotland Group PLC and ABN Amro on 24 November 2009.

2.
Any word or expression defined in the Tax Assets Agreement shall have the same meaning in this Deed.  Any word or expression defined in the Conditions shall have the same meaning in this Deed.  Condition 57 (Interpretation) shall apply in relation to this Deed with any necessary modifications.

3.
The Participating Company hereby agrees to comply with the Tax Assets Agreement as if it had been a party to that agreement.  Without limitation of the foregoing, the Participating Company hereby agrees to comply with any obligation or requirement which is stated in the Tax Assets Agreement to be undertaken by or to relate to it and hereby makes any representation or warranty expressed to be given by it in the Tax Assets Agreement.

4.
Clauses 55 to 58 (inclusive) of the Tax Assets Agreement shall apply in relation to this Deed. Subject to Condition 51.5, the address and attention details for the Participating Company referred to in Condition 51.3 and Clause 58 of the Tax Assets Agreement are as follows:

Address:	[Note: Insert address]

Email address:	[Note: Insert email address]

Attention:	[Note: Insert details]

5.
This Deed shall be governed by and construed in accordance with English law.  Any matter, claim or dispute arising out of or in connection with this Deed (including any Dispute), whether such matter, claim or dispute is contractual or non-contractual, shall be governed by and determined in accordance with English law.

6.
This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Deed, but all the counterparts together shall constitute one and the same instrument.

In witness of which this Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

[Note:    To be validly executed as a deed by the Participating Company, the Treasury and the Commissioners for HMRC]

IN WITNESS of which this Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

Executed as a deed by two of THE COMMISSIONERS OF HER MAJESTY’S TREASURY in the presence of: Date:	) ) ) ) ) )

Executed as a deed by two of THE COMMISSIONERS FOR HER MAJESTY’S REVENUE AND CUSTOMS in the presence of: Date:	) ) ) ) ) )

Executed as a deed by THE ROYAL BANK OF SCOTLAND PLC acting by: Date:	) ) ) ) )	………………………………… Director ………………………………… Director/Secretary

Executed as a deed by THE ROYAL BANK OF SCOTLAND GROUP PLC acting by:	) ) ) ) )	………………………………… Director ………………………………… Director/Secretary
Date:

Executed as a deed by ABN AMRO BANK N.V. acting by: acting under the authority of ABN Amro Bank N.V. Date:	) ) ) ) )	………………………………… Authorised signatory ………………………………… Authorised signatory